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                                    EXHIBIT 3

                              Page 18 of ___ Pages

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Security Ownership of Certain Beneficial Owners and Management

    The following tables set forth certain information as of January 16, 1996 available to the Trust with respect to the shares of the Trust (i) held by those persons known to the Trust to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of the Trust's Common Shares then outstanding and (ii) held by each of the Trustees, each of the executive officers named in the Summary Compensation Table below, and by all of the Trustees and executive officers as a group:

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                         5% BENEFICIAL OWNERS

       Name and Address                  Common Shares      Percent
       of Beneficial Owner             Beneficially Owned  of Class
       -------------------             ------------------  --------
     Charles J. Urstadt(1)............       1,100,800      19.7%
     HRE Properties
     321 Railroad Avenue
     Greenwich, Connecticut 06830

     The Kimco Group(2)...............         601,050      10.8%
     1044 Northern Boulevard
     Roslyn, New York 11576

--------------
(1) Of these shares, 15,000 are owned by Urstadt Property Company, Inc., a company of which Mr. Urstadt is the president, a director and a principal stockholder, 900,000 shares are owned by two irrevocable trusts established for Mr. Urstadt's children and 40,000 shares are owned by Elinor Urstadt, Mr. Urstadt's wife. The figure excludes 98,750 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 145,000 shares issuable upon exercise of options exercisable within 60 days. See "Compensation and Transactions with Management and Others" below. Also excludes 25,000 cash appreciation rights, all of which are exercisable within 60 days.

(2) Based on information contained in Amendment No. 10 to a Schedule 13D filed with the Securities and Exchange Commission on December 11, 1989 by a group of persons and entities (the "Kimco Group") comprised principally of Milton Cooper, Kimco Corporation, Kimco Development Corporation, CLS General Partnership Corp., K.O.

    Associates, Orentreich Cooper Joint Venture and Dr. Norman
    Orentreich.

                           TRUSTEES AND OFFICERS

                                         Common Shares         Percent
           Name                        Beneficially Owned      of Class
           ----                        ------------------      --------
     Charles J. Urstadt................    1,100,800(1)         19.7%
     E. Virgil Conway..................       10,500(2)(3)        *
     Robert R. Douglass................        5,600(3)(8)        *
     Peter Herrick.....................       16,000(2)(3)        *
     George H.C. Lawrence..............       23,400(2)(3)        *
     Paul D. Paganucci.................        6,000(2)(3)        *
     James O. York.....................        5,100(2)(3)        *
     James R. Moore....................       27,916(4)(6)        *
     Raymond P. Argila.................       14,416(4)(5)        *
     Willing L. Biddle.................       14,950(7)           *
     Trustees and executive officers
       as a group (10 persons).........    1,224,682(9)         21.9%

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  * Less than 1%
(1) Includes 15,000 shares owned by Urstadt Property Company, Inc., 900,000 Common Shares owned by two irrevocable trusts established for Mr. Urstadt's adult children, 40,000 Common Shares owned by Elinor Urstadt, Mr. Urstadt's wife. Excludes 98,750 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 145,000 Common Shares issuable upon exercise of options exercisable within 60 days. Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days. See "Compensation and Transactions with Management and Others" below.
(2) Includes 4,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See "Compensation and Transactions with Management and Others" below.
(3) Excludes 1,000 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

                                (footnotes continued on following page)

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(footnotes continued from preceding page)

(4) Represents Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See "Compensation and Transactions with Management and Others" below.
(5) Excludes 11,250 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(6) Excludes 12,750 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
(7) Includes 2,250 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. Excludes 7,250 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days. Mr. Biddle is the son-in-law of Mr. Urstadt.
(8) Includes 3,000 Common Shares issuable upon exercise of options which are currently exercisable or will become exercisable within 60 days. See "Compensation and Transactions with Management and Others" below.
(9) Excludes 136,000 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, but includes 212,582 Common Shares issuable upon exercise of options which are exercisable within 60 days. Also excludes 25,000 cash apppreciation rights all of which are exercisable within 60 days.


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Stock Options

Under the Trust's Stock Option Plan ("Plan"), 453,665 shares of the
Trust's authorized but unissued Common Shares are reserved for issuance upon the exercise of options or stock appreciation rights which have been or may be granted under the Plan. The persons eligible to participate in the Plan are such key employees of the Trust as may be selected from time to time by the Compensation Committee in its discretion, as well as non-employee Trustees. The Plan provides that each Trustee who is not a full-time employee or former full-time employee of the Trust will automatically be awarded options covering 1,000 shares on April 1 of each year. The Plan is administered by the Compensation Committee.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options and stock appreciation rights ("SARs") made under the Plan in the fiscal year ended October 31, 1995.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants                                Grant Date Value
                               ---------------------------------------------------------          ----------------
                                            % of Total
                                             Options/
                                               SARs
                               Options/     Granted to
                                 SARs       Employees       Exercise or
                               Granted*     in Fiscal       Base Price        Expiration            Grant Date
Name                             (#)           Year           ($/sh)             Date            Present Value($)**
----                             ---           ----           ------             ----            ------------------
Charles J . Urstadt ..........  25,000        34.01%          $14.13           11/10/04               $32,500

                                25,000        34.01%          $14.00           06/10/05               $32,250
James R. Moore ...............   3,500         4.76%          $14.13           11/10/04               $ 4,550
                                 3,500         4.76%          $14.00           06/10/05               $ 4,515
Raymond P. Argila ............   3,000         4.08%          $14.13           11/10/04               $ 3,900
                                 3,000         4.08%          $14.00           06/10/05               $ 3,870
Willing L. Biddle ............   2,000         2.72%          $14.13           11/10/04               $ 2,600
                                 3,000         4.08%          $14.00           06/10/05               $ 3,870

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 * All options granted during the past fiscal year vest over four years. No options granted during the past fiscal year were granted with related stock appreciation rights.
** Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

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The Compensation Committee has authorized loans to finance the exercise of incentive stock options granted to executive officers. The loans have a five-year term, subject to extension at the discretion of the Compensation Committee, bear interest at the Base Rate of The First National Bank of Boston and are secured by a pledge of the related shares. The loans become due on termination of employment by the Trust, but are automatically extended for seven months following termination of employment other than for cause, and for 13 months following termination of employment occurring after a Change of Control of the Trust.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information concerning the fiscal year-end value of unexercised options and SARs. No Common Shares of the Trust were acquired by such executive officers through the exercise of options in fiscal 1995. Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values.

             Aggregated Options/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values


                                 Value of
                                Number of             Unexercised
                                Unexercised           In-the-Money
                                Options/SARs          Options/SARs
                               at FY-End (#)          at FY-End ($)
                               -------------          -------------
                               Exercisable/           Exercisable/

Name                           Unexercisable          Unexercisable
----                           --------------         -------------
Charles J. Urstadt ........... 145,000/98,750       $235,469/$42,344
James R. Moore ...............  27,916/12,750       $ 29,378/$ 4,953
Raymond P. Argila ............  14,416/11,250       $ 29,363/$ 4,781
Willing L. Biddle ............   2,250/ 7,250       $    141/$ 1,016

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